CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE PORTIONS MARKED “[***]” AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Wholesale Digital Download and Master Tone Agreement

This Agreement is entered into as of September 25, 2006 by and between CD Baby, Inc. ("CD Baby") and Sound Revolution Inc. ("COMPANY") on the following terms and conditions:

1.

Right to Sell. During the term described below, CD Baby authorizes COMPANY (i) to sell digital copies of certain “Master Recordings” (as defined below) as permanent digital music downloads; and (ii) to convert certain Master Recordings into “Master Tones” and to distribute such Master Tones from servers solely controlled by COMPANY, to mobile, cellular, and wireless communications devices. “Master Tone” means (i) a digital copy of a thirty (30) second portion of a Master Recording sounded to a calling party; or (ii) a digital audio file embodying a thirty (30) second portion of a Master Recording that is played back to the user of a mobile, cellular, or wireless communications device when such device is receiving an incoming call. All such authorization shall be non-exclusive and shall extend to sales to customers who are located throughout the United States and Canada. COMPANY agrees that CD Baby shall have the right to approve the excerpt of each particular Master Recording that may be used as a Master Tone. All other rights, obligations and provisions hereof shall apply with respect to such Master Tones. COMPANY shall only host the Master Recordings and Master Tones on servers located in Vancouver, British Columbia, and may only sell the downloads and Master Tones directly to consumers and shall not sell or otherwise distribute the downloads and Master Tones through or to other vendors, including by way of syndication, linking, bundling arrangements, co-branded sites and the like without the prior written consent of CD Baby. COMPANY shall also have the right to stream promotional audio clips of not more than thirty (30) seconds duration, and to use approved album artwork and artists' names, and approved likenesses and biographical material concerning artists that are provided by CD Baby in connection with such downloads and Master Tones, and the promotion thereof (subject to any artist-related or other restrictions or limitations as to which CD Baby may give COMPANY notice from time to time). Each artist or other third party who shall provide CD Baby with rights to one or more Master Recordings is sometimes referred to herein as a "Rightsholder".

2.

Term. The initial term of this Agreement shall start as of date hereof and shall continue unless sooner terminated as provided herein for one (1) year. Thereafter, the term shall extend from year to year unless one party gives the other party notice of termination no later than thirty (30) days' prior to the start of the next year. After the end of the term, COMPANY shall make no further sales of downloads and Master Tones derived from the Master Recordings and shall either return any source materials provided by CD Baby or destroy same at CD Baby’s election. The provisions of paragraphs 6, 7 and 10 hereof shall survive any termination of the term.

3.	Master Recordings .

a.

“Master Recordings” shall include only those sound recordings that CD Baby chooses to make available to COMPANY for use in the creation of Master Tones and/or for sale as digital music downloads during the term. CD Baby reserves the right without limitation, to limit certain Master Recordings for use only as downloads and not as Master Tones. Notwithstanding the foregoing or anything to the contrary contained herein, Master Recordings shall only include those sound recordings as to which CD Baby has received the applicable distribution rights from the applicable Rightsholder. All such Master Recordings shall be provided by CD Baby to COMPANY in a digital data format including applicable metadata, and CD Baby shall have the right to update such digital data from time to time during the term to change or add metadata or to add or delete Master Recordings from availability hereunder as determined by CD Baby. Company agrees that it shall promptly update any revised or new metadata provided by CD Baby and only utilize such revised or new metadata from after five (5) business days of its receipt of same. Without limiting the generality of the foregoing, Company agrees that CD Baby shall have the absolute unfettered right by notice to COMPANY to cause the removal by Company of any individual Master Recording and/or entire album (and any Master Tones derived from same) from COMPANY’S service, including without limitation in the event that CD Baby’s rights to a particular Master Recording or album shall lapse, or be called into question, or if CD Baby is requested by the applicable Rightsholder for any reason to remove any such Master Recording(s) and/or Master Tone(s) from COMPANY’S service. If CD Baby notifies COMPANY that any such Master Recording(s) and/or Master Tone(s) are to be removed from COMPANY’s service then COMPANY shall so remove the applicable Master Recording(s) and/or Master Tone(s) from availability on its service as promptly as possible but in no event later than two (2) days following the applicable notice from CD Baby.

b.

The Master Recordings licensed hereunder shall be made available to COMPANY at generally the same time that CD Baby makes the same available to other similarly situated companies, subject to special promotions, and subject to any rights and restrictions from the Rightsholder.

c.

In accordance with the provisions of Schedules A and B attached hereto, CD Baby shall furnish the Master Recordings to COMPANY in the form of digital files together with metadata and cover art if available. COMPANY will be responsible for and shall pay all costs of delivery and insurance in connection therewith, and shall promptly return to CD Baby at COMPANY’s sole expense any materials that shall be provided by CD Baby to COMPANY that are not purchased by COMPANY in accordance with the provisions of the attached Schedules. The delivery method and amounts of insurance shall be agreed by the parties prior to the shipment to COMPANY of the applicable materials.

4.

Security. COMPANY shall utilize appropriate safeguards to ensure that all downloads or other transmissions of Master Tones and Master Recordings shall be authorized and that no activities that might infringe the copyrights in and to any Master Recordings, including without limitation in and to the musical compositions embodied therein, shall occur. In the event of a security breach in any of COMPANY's systems, COMPANY shall promptly alert CD Baby of such breach and shall use its best efforts to cure same as soon as practicable and shall be responsible for, and hereby fully indemnifies CD Baby against, any claim, demand or action that may be the result thereof.

5.

Wholesale Price. With respect to downloads, COMPANY shall pay CD Baby the greater of: (a) [***] percent ([***]%) of the applicable retail price to COMPANY’s customers with respect to each download or transmission of a Master Recording; or (b) the applicable wholesale price set by CD Baby from time to time with respect to each download or transmission of a Master Recording. With respect to Master Tones, COMPANY shall pay CD Baby the greater of: (a) [***] percent ([***]%) of the applicable retail price to COMPANY’S customers with respect to each download or transmission of a Master Tone; or (b) the applicable wholesale price set by CD Baby from time to time with respect to each download or transmission of a Master Tone. The initial wholesale prices to be charged by CD Baby shall be as specified below:

Applicable Wholesale Price for Download and Master Tone Sales to Customers in the United States:

Permanent Download Tracks:	$[***] per track
Permanent Download Albums (single disc):	$[***] per album

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Permanent Download Albums (multiple disc):	$[***] multiplied by number of discs

Master Tones	$[***] USD per Master Tone

Applicable Wholesale Price for Download and Master Tone Sales to Customers in Canada:

Permanent Download Tracks:	$[***] per track
Permanent Download Albums (single disc):	$[***] per album
Permanent Download Albums (multiple disc):	$[***] multiplied by number of discs
Master Tones	$[***] per Master Tone

Such wholesale prices shall in no event be reduced by any discounts, specials, promotions and the like as may be implemented by COMPANY, nor shall the failure of COMPANY to collect payment in any instance excuse the obligation of COMPANY to make payment to CD Baby for each and every completed download or transmission of a Master Tone or Master Recording hereunder. CD Baby shall give COMPANY no less than fifteen (15) days’ prior notice of any wholesale price changes. COMPANY shall be responsible for and shall pay any and all taxes as shall result from the sale of downloads and Master Tones, and the operation of COMPANY’S systems. The parties hereto agree that this Agreement is executed on a so-called “Most Favored Nations” basis. In the event during the term COMPANY calculates or pays royalties to any sound recording owner or licensor in any amounts greater or on terms more favorable than those provided herein, then with the effective date of any such calculation or payment, CD Baby shall be entitled to and shall receive all benefits of such more favorable treatment. Notice of any such more favorable treatment and the terms thereof shall be communicated to CD Baby in writing no later than two (2) days after such treatment is offered or granted to any other party.

6.

Accounting. COMPANY shall render to CD Baby an accounting on a monthly basis, fifteen (15) days after month end, accompanied by payment of the amounts due to CD Baby hereunder. Such accounting shall include each download and Master Tone distributed hereunder by

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track title, ISRC code, and UPC code of corresponding album. COMPANY shall account to CD Baby utilizing the unique identifiers supplied to COMPANY by CD Baby when CD Baby provides the applicable metadata with respect to the Master Recording and/or album to COMPANY. COMPANY shall maintain complete and accurate books and records relating to the subject matter hereof. Upon reasonable notice, CD Baby shall have the right to audit or authorize a third party to audit COMPANY's such books and records to verify the completeness and accuracy thereof and of such statements, at the place in the United States where COMPANY maintains such records (which is currently and shall remain throughout the term in Seattle, Washington) or, at CD Baby’s election, at the COMPANY's head office at 1511 West 40th , Vancouver, British Columbia, Canada, V6M 1V7 where an additional set of the Company's books and records are kept. Any such examination shall take place during normal business hours and on at least thirty (30) days' prior notice and in connection therewith CD Baby and/or its representative shall be entitled to make and take copies and extracts from such books and records. If any of CD Baby’s such audits shall reveal a discrepancy of five percent (5%) or greater in the amounts shown to have been payable to CD Baby, COMPANY shall reimburse CD Baby their reasonable costs and expense of such audit. In addition, in order to provide CD Baby with accurate real time information about monies payable to CD Baby hereunder, COMPANY shall permit CD Baby on-line access to COMPANY's internal sales reporting system so as to allow CD Baby to monitor COMPANY’s distribution of downloads and Master Tones, and estimated revenues generated from such distribution hereunder.

7.	Third Party Obligations .

	a.	In connection with the sale of downloads hereunder, CD Baby shall require that all Rightsholders shall undertake and agree to be responsible for the payment of all record royalties due to artists and other persons who performed in the making of the Master Recordings, and for all mechanical royalties payable to music publishers with respect to same. Notwithstanding the foregoing sentence, COMPANY acknowledges and agrees that COMPANY may, in certain territories, be subject to the obligation to pay mechanical royalties as a distributor of the Master Recordings in such territories notwithstanding any provision hereof, and agrees that in such event COMPANY shall accept such obligation and shall pay any such royalties due, provided that in respect of such payments, COMPANY shall be entitled to a credit against monies otherwise payable to CD Baby hereunder equal to the lesser of (i) the royalty actually paid by COMPANY pursuant to such obligation, if any; and (ii) the then current United States statutory mechanical royalty rate for a single musical composition of three (3) minutes of playing time. In such events, COMPANY shall provide CD Baby with a detailed accounting showing such payments made by COMPANY.

b.	In connection with the sale of Master Tones hereunder, CD Baby shall require that all Rightsholders shall undertake and agree to be responsible for the payment of all record royalties due to artists and other persons who performed in the making of the Master Recordings (or digital files embodying the content thereof) not deemed by CD Baby to be controlled compositions, and COMPANY agrees that it will be responsible for paying all mechanical royalties payable to music publishers with respect to same

c.	COMPANY shall be solely responsible for any and all other music publishing licenses required in connection with its service and the use of materials supplied by CD Baby, including without limitation any and all of public performance and synchronization licenses as may be required.

8.

Content and Promotional Opportunities . To the extent that COMPANY, or any of COMPANY’s approved syndicated, co-branded, or “white label” partners which make available CD Baby content, has the technical ability to implement a searchable database of Master Tones through software applications or portable device interfaces, COMPANY or such approved distributor shall make CD Baby’s Master Tones available in such searchable database. To the extent that COMPANY offers promotional opportunities to other similarly situated independent record labels furnishing recordings for use in COMPANY’s service(s), it will generally afford CD Baby similar opportunities to participate, subject to special promotions, it being understood that CD Baby shall be afforded the opportunity to participate in such special promotions from time to time.

9.

CD Baby Right of Termination . In the event that COMPANY shall materially breach this Agreement, including by any failure to account, failure to utilize and/or update accurate information with respect to any download or Master Tone that COMPANY elects to distribute, failure to comply with the security obligations hereunder, or otherwise, then, in any such event, CD Baby shall have the right upon notice in writing to COMPANY to terminate the term hereof with immediate effect. No election by CD Baby to waive its right of termination in any particular instance, shall constitute a waiver of CD Baby's rights in any other instance.

10	Miscellaneous.

	a.	All notices hereunder shall be given by fax or certified mail, return receipt requested, to the respective addresses below

To CD Baby:	CD Baby, Inc.
5925 NE 80th Avenue
Portland, OR 97218-2891
Fax: 503-252-3194

To COMPANY:	Charity Tunes Inc.
1511 West 40th Avenue
Vancouver, BC V6M 1V7
Attention: Penny Green
Fax: (604) 408 5177

b.

CD Baby warrants and represents that it has the right and authority to enter into this Agreement and to grant to COMPANY all rights specified; all of the Master Recordings, artwork, metadata, videos and any other materials furnished by CD Baby to COMPANY or relating to the Master Recordings are controlled by CD Baby and shall not infringe on the copyrights or other rights of any person or entity; and that COMPANY shall have the right to exploit same in all manner hereunder free from adverse claim, subject to the provisions of Paragraph 10(d) hereof.

c.

COMPANY warrants and represents that it has the right and authority to enter into and fully perform this Agreement and that the conduct of its service complies with all applicable laws and that, without limiting the foregoing, it shall timely account for and pay all sums becoming due to CD Baby as provided hereunder, without offset of any kind or nature.

d.

Each party shall defend and indemnify the other party (including its directors, members, officers, employees and other representatives) against any third party claims or expenses and losses resulting from breach of the respective warranty, including reasonable attorneys' fees and litigation expenses. The indemnifying party shall defend the other party at the indemnifying party's expense with counsel approved by such other party (which approval shall not be unreasonably withheld). Notwithstanding this paragraph or anything to the contrary contained herein, the total amount of CD Baby’s indemnification of COMPANY or any other obligation to COMPANY with respect to the subject matter hereof, shall not exceed in the aggregate the net sum retained by CD Baby (after relevant distributions to Rightsholders) from monies received by CD Baby from COMPANY hereunder.

e.

Unless required by law, COMPANY shall not disclose or publish the applicable wholesale price of the Master Tones or the Master Recordings (the "Wholesale Price") or the percentage of the retail price that COMPANY is obligated to pay CD Baby pursuant to this Agreement. CD Baby acknowledges that COMPANY is obligated to file a copy of this Agreement as an exhibit to its quarterly report on Form 10-QSB which will be due to be filed on October 15, 2006. Within 2 business days of signing of this Agreement, COMPANY agrees to make a request to the U.S. Securities and Exchange Commission that the Wholesale price may be treated confidentially and blacked out from any filings of the Agreement with COMPANY's filed quarterly or other reports. If, within one month of signing this Agreement, the SEC has not granted such confidentiality to COMPANY, CD Baby shall have the option of returning any and all payments it has received from the Company pursuant to this Agreement, and canceling the Agreement.

f.

This Agreement supersedes any prior discussions or agreements regarding the subject matter hereof. No change to this Agreement shall be binding unless in writing signed by both parties. This Agreement shall be governed by California law and the parties hereby grant to the U.S. District Court for the Central District of California, or the Superior Court of California, Los Angeles County, exclusive jurisdiction to hear any disputes arising under or in connection with this Agreement.

     The parties hereto hereby execute this Agreement as of the date first written above.

SOUND REVOLUTION INC.

Date:	By:	/s/ Penny Green

Penny Green
President & CEO

CD Baby, Inc.

Date:	By:	/s/ Spencer Trowbridge

Spencer Trowbridge
Director of Licensing

Schedule A: Digital Media Delivery Specifications

I.	Full Song Specification:
TBD By COMPANY and approved by CD Baby
II.	Sample Song Specifications
TBD By COMPANY and approved by CD Baby
III.	Cover Art Formats:
TBD By COMPANY and approved by CD Baby
IV.	File naming:
TBD By COMPANY and approved by CD Baby
V.	Directory Structure:
TBD By COMPANY and approved by CD Baby
VI.	Meta Data Format: Standard CD Baby XML

Here is an example XML document:
<?xml version="1.0" encoding="UTF-8"?>
<album>
<barcode>634479000000</barcode>
<sku>our_tracking_sku</sku>
<distributor>CD Baby</distributor>
<artist_name>Some Artist</artist_name>
<album_title>An Album</album_title>
<record_label>SubLabel</record_label>
<album_length>74:59</album_length>
<release_date>2004-01-10</release_date>
<digital_publish_date>2003-12-04</digital_publish_date>
<c_line>(C) 200? Copyholder Inc.</c_line>
<p_line>(P) 200? Publisher Inc.</p_line>
<genres>
<genre>PRIMARY GENRE: subgenre</genre>
</genres>
<album_description_short>A short description.</album_description_short>
<album_description_long>A longer description, almost always written by the artist themselves. Likely to contain URLs, copy-pasted press reviews, lots of exclamation points, etc.</album_description_long>
<buy_cd_url>http://cdbaby.com/cd/somealbum</buy_cd_url>
<buy_cd_price>$.$$</buy_cd_price>
<similar_artists> similar artists </similar_artists>
<related_albums>
<related_album>
</related_albums>
<tracks>
<track>
<isrc>usmc454545098</isrc>
<base_filename>our_tracking_sku-01</base_filename>
<track_number>1</track_number>
<track_title>It's a Song</track_title>
<track_artist>Some Artist</track_artist>
<track_length>10:42</track_length>

<track_composer>Composer Guy, Composer
Gal</track_composer>
<track_publisher>Publisher Guy, Publisher
Gal</track_publisher>
</track>
[ ..... etc. .....]
</tracks>
<graphic>
<filename>graphicfile.jpg</filename>
<format>jpeg</format>
<dimensions>800x800</dimensions>
</graphic>
</album>

Schedule B

1.

Delivery of Digital Encoded Content (Master Recordings) . Digital Encoded Content includes 1 XML File per UPC, accompanying digital audio files per UPC and 2 digital image files per UPC as detailed in the specifications in Section A.

2.	Encoded Content.

	2.1.	CD Baby agrees to provide the licensed Master Recordings at the rates set forth below. All rates are subject to change by CD Baby upon notice in writing.

	2.2.	Initial Encoding/Delivery: Est. 100,000 Track Initial Delivery as provided at $.10 per file.

	2.3.	Monthly New Release Delivery Cost: $.10 per file, to be billed by CD Baby and paid by COMPANY on a monthly basis when applicable.

	2.4.	Custom Format, Bitrate, XML, Image Specifications to be agreed on a case-by-case basis.

3.	Methods of Delivery .

	3.1.	CD Baby agrees to provide 250GB "Industry Standard" Firewire drives and FTP deliveries at the rates detailed below.

		3.1.1.	Hard Drives procured by CD Baby on COMPANY's behalf at the following costs:

	3.1.1.1.	250 GB Firewire $350

	3.1.1.2.	500 GB Firewire $600

	3.1.1.3.	1000 GB Firewire $1,000

3.1.2.	Hard Drives procured by Customer and provided to CD Baby: $50.00 per Hard Drive loading fee.

3.2.	Standard FTP Deliveries.

3.3.	Custom FTP requests agreed upon by CD Baby and Customer.

4.	Shipment. CD Baby agrees to provide the Digital Media Encoded Content via Hard Drive.

	4.1.	Domestic: FedEx Express 2 day courier – To be paid by COMPANY.

	4.2.	International: FedEx Express 2 day courier – To be paid by COMPANY.

5.	Delivery Schedule of Encoded Content .

	5.1.	Initial Delivery of digital Masters Recordings: To be determined by COMPANY and CD Baby.

	5.2.	New Release Schedule of digital Master Recordings: To be determined by COMPANY and CD Baby.

6.	Deposit and Payment for Encoded Content.

6.1.

COMPANY agrees to pay CD Baby a fifty percent (50%) deposit for the initial bulk delivery. This deposit is required no later than fifteen (15) business days after the execution of the contract. COMPANY will not receive a delivery until the deposit is received. This deposit will be applied to initial invoiced amount.

6.2.

Payment for initial content delivery is required in full no later than thirty (30) calendar days following rendition of invoice. Invoices will be issued via email upon delivery of digital files and/or and the shipment by CD Baby of physical media (Hard Drives).

6.3.

Payment of ongoing monthly charges is required no later than thirty (30) calendar days following rendition of invoice. Invoices will be issued via email upon the delivery of monthly new release updates either via ftp or otherwise agreed upon delivery method pursuant to paragraph 3 of this Schedule B.

	6.4.	All payments are required to be made in US Dollars unless otherwise agreed upon by CD Baby and COMPANY.